Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No.1 to the Registration Statement (Form F-1/A no. 333-238119) and related Prospectus of Globus Maritime Limited for the registration of its common stock, Class A Warrants, or pre-funded warrants and to the incorporation by reference therein of our report dated March 31, 2020, with respect to the consolidated financial statements of Globus Maritime Limited included in its Annual Report (Form 20-F) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

June 15, 2020